Exhibit 99.1
DESCRIPTION OF THE COMMON STOCK
General
The following is a summary of the material rights and privileges of shares of the Common Stock, $0.10 par value per share (the “Common Stock”), of Walmart Inc., a Delaware corporation (the “Company,” “we,” or “us”), and certain provisions of our restated certificate of incorporation and our amended and restated bylaws as currently in effect. The following description does not purport to be complete and is subject to, and qualified in its entirety by, our restated certificate of incorporation (the “Certificate of Incorporation”), a copy of which has been filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 3.1 to our Current Report on Form 8-K as filed with the Commission on February 1, 2018, and our amended and restated bylaws (our “Bylaws”), a copy of which is Exhibit 3.2 to our Current Report on Form 8-K filed with the Commission on February 1, 2018.
Pursuant to our restated certificate of incorporation, our authorized capital stock consists of 11,100,000,000 shares, with a par value of $0.10 per share, of which 11,000,000,000 shares are designated as the Common Stock and 100,000,000 shares are designated as preferred stock. At October 31, 2018, we had 2,912,714,713 shares of the Common Stock issued and outstanding and no shares of our preferred stock issued and outstanding. The number of shares of the Common Stock issued and outstanding varies from time to time.
Voting Rights
Each holder of shares of the Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of shareholders. Except as noted below or as otherwise required by the General Corporation Law of Delaware, as amended to the date of the Registration Statement on Form S-8 to which this description is an exhibit (the “Delaware General Corporation Law”), the vote of shareholders required to decide any question brought before a shareholder meeting at which a quorum is present is a majority of the outstanding shares present in person or represented by proxy at that meeting and entitled to vote on the question subject to the shareholder vote. In a contested election of directors, which is an election in which there are more nominees for election than board positions to be filled, directors are elected by the vote of a plurality of the outstanding shares present in person or represented by proxy at that meeting and entitled to vote on the election of directors. The holders of a majority of the outstanding shares of our stock must approve any amendments to our certificate of incorporation, any merger or consolidation to which we are a party (other than parent-subsidiary mergers), any sale of all or substantially all of our assets or our dissolution as a corporation. In addition, the Delaware General Corporation Law requires the holders of a majority of the outstanding shares of our stock to approve any conversion of our corporation to another type of entity, such as a limited liability company. Our shareholders do not have cumulative voting rights as to the election of directors.
Dividends
Subject to the preferential rights of any holders of any series of our preferred stock that may be issued in the future, the holders of the Common Stock are entitled to such dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors from legally available funds.

Liquidation Distributions

Subject to the preferential rights of holders of any series of our preferred stock that may be issued in the future, upon our liquidation, dissolution or winding-up and after payment of all prior claims against our assets and our outstanding obligations, the holders of the Common Stock will be entitled to receive, pro rata, all our remaining assets.
Preemptive, Conversion, Redemption or Similar Rights
The holders of shares of the Common Stock are not entitled to any preemptive or other similar rights to subscribe for or acquire additional shares of the Common Stock or other of our securities. The shares of the Common Stock are not subject to conversion or redemption by the Company and the holders of shares of the Common Stock do not have any right or option to convert such shares into any other security or property of the Company or to cause the Company to redeem such shares of the Common Stock. There are no sinking fund provisions applicable to the Common Stock.
Fully Paid and Non-Assessable Shares; No Liability for Corporate Obligations
All of the outstanding shares of the Common Stock are fully paid and non-assessable, which means the holders of the outstanding shares of the Common Stock may not be required to contribute additional amounts of capital or pay additional amounts with respect to such shares of the Common Stock to the Company. A share of the Common Stock is fully paid and non-assessable if such share has been issued for consideration legally permissible under the Delaware General Corporation Law and having a value at least equal to the par value of such share of the Common Stock. Holders of fully paid and non-assessable shares of the Common Stock will not be liable for any obligations or liabilities of the Company that the Company may fail to discharge.
Certificate of Incorporation and Bylaws
Our Certificate of Incorporation and our Bylaws include the following provisions, among others:
a.    each of our directors is elected annually;
b.    each of our directors may be removed for cause or without cause only by the vote of, and replaced by a new director elected by the vote of, the holders of a majority of the outstanding shares of the Common Stock;
c.    except as noted above, vacancies on our board of directors, and any new director positions created by the expansion of our board of directors, may be filled only by a majority of the directors then in office;
d.    actions to be taken by our shareholders may be effected at an annual or special meeting of our shareholders or by a written consent setting forth the action to be taken and signed by our shareholders having at least the number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted and such consent in delivered to our Company as prescribed by the Delaware General Corporation Law;
e.    special meetings of our shareholders may be called by a majority of our board of directors, our chairman of the board or by our chief executive officer and are to be called upon the request of one or more shareholders owning in the aggregate at least 10% of the voting power of our issued and outstanding shares of capital stock;

f.    our Bylaws establish an advance notice procedure for shareholders to submit proposed nominations of persons for election to our board of directors and other proposals for business to be brought before an annual meeting of our shareholders;
g.    our board of directors may issue up to 100,000,000 shares of preferred stock, with designations, rights and preferences as may be determined from time to time by our board of directors; and
h.    our Bylaws may be amended by our shareholders or our board of directors.
Listing
Shares of the Common Stock are listed for trading on the NYSE under the symbol “WMT.”
Transfer Agent and Registrar
The transfer and registrar for the Common Stock is Computershare Trust Company, N.A.